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                                                                    Exhibit 4.23



Execution Copy



              This Agreement is dated the 26th day of December 2003





                                     BETWEEN




                          ST ASSEMBLY TEST SERVICES LTD




                                       AND




                                SIMMTECH CO. LTD









                 ----------------------------------------------
                 BASE CAPACITY AND CONTINUING SUPPORT AGREEMENT
                 ----------------------------------------------

                       C:\Simmtech\Base Capacity Agreement
                          ST Assembly Test Services Ltd
                               5 Yishun Street 23
                                Singapore 768442

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                                    Agreement No:___________________________


This Base Capacity and Continuing Support Agreement (this "AGREEMENT") is made this 26th day of December 2003


BETWEEN:

ST ASSEMBLY TEST SERVICES LTD, a company incorporated under the laws of Singapore and having its principal place of business at 5 Yishun Street 23, Singapore 768442 ("BUYER")

AND

SIMMTECH CO. LTD, a corporation organized and existing under the laws of Korea and having its principal place of business at 70-5 Songjung-dong, Heungduk-ku, Choungju, Chungchongbuk-do, Korea 361-290 ("SUPPLIER")


WHEREAS:

The parties have on the date hereof executed a Strategic Alliance Agreement for the purpose of establishing an alliance in the spirit of a partnership and in furtherance of such purpose, the parties are entering into this Agreement under which Supplier will provide Buyer the Products and Services and continuing support to meet Buyer's needs, in accordance with the terms and conditions hereof.


IT IS HEREBY AGREED AS FOLLOWS:


1.   DEFINITIONS:

1.1 In this Agreement, unless the context otherwise requires, the following words shall have the following meanings:-

     "AFFILIATES" means entities that control, are controlled by, or are under common control with, a party to this Agreement.

     "AGREEMENT" means this Base Capacity and Continuing Support Agreement and other attachments or appendices specifically referenced herein.

     "EFFECTIVE DATE" means 1st January 2004

     "FORECAST" means the 6-monthly rolling forecast issued by Buyer in the middle of each month immediately preceding the first month of the Forecast

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     "PERSONNEL" means agents, employees or subcontractors engaged or appointed by Buyer or Supplier.

     "PRICES" means the agreed upon payment for Products and Services, including all applicable fees, payments and taxes, as specified in the relevant POs.

     "PRODUCTS" means equipment, substrates, laminates, materials and other items that Supplier performs for or supplies to Buyer during the term of this Agreement.

     "SERVICES" means work that Supplier performs for Buyer pursuant to a PO.

     "PURCHASE ORDER" or "PO" means any document that identifies itself as a purchase order, is signed by Buyer and to which Supplier makes delivery or performs accordingly, incorporates by reference this Agreement and describes the Products and Services, including any requirements, specifications or schedules (including but not limited to any quantity, price and delivery date for the Products agreed between the parties from time to time, being in the absence of agreement, as specified and in accordance with this Agreement)


2    SCOPE OF AGREEMENT; ORDER AND SUPPLY PROCESS

2.1 Supplier shall provide the Products and the Services to support the provision of such Products in accordance with this Agreement and as ordered by Buyer pursuant to a PO. Unless otherwise expressly specified in writing by Buyer, all POs issued by Buyer to Supplier during the term of this Agreement shall be deemed to be issued pursuant to this Agreement and its terms. The Supplier commits and undertakes to supply, unless otherwise expressly agreed in writing otherwise, as a minimum service guarantee, at least the quantity of Products specified in the Guaranteed Capacity attached hereto as Schedule A and the Services to support such Guaranteed Capacity for the duration of this Agreement.

2.2 Buyer will issue the Forecast to the Supplier. The Forecast shall not be construed as a commitment by Buyer to order any Product nor shall the Forecast be construed as a commitment by Supplier to supply any Product. If Buyer does not provide an updated Forecast in any particular week, Supplier shall be entitled to treat the current Forecast as the most recent Forecast. Buyer shall give Supplier the opportunity to review and give its feedback on a Forecast. Supplier shall deliver the Products ordered under a PO issued by Buyer up to the quantity of the Guaranteed Capacity. . The parties agree that the Forecast will be a planning tool for Supplier to meet Buyer's requirements provided under a relevant PO and an actual order made under a PO shall prevail over the Forecast. Buyer will issue the Forecast to the Supplier and Buyer shall use best endeavors to issue POs covering orders up to 2 consecutive months based on the Forecast. Supplier will provide the Products and Services as specified in the relevant PO, and will begin work only after receiving such PO.

2.3 Unless otherwise notified to Buyer, Supplier's confirmation of a PO containing an order of the Products in excess of the Guaranteed Capacity shall constitute

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     acceptance of such part of the PO. Supplier shall give its confirmation of the order made by Buyer in excess of the Guaranteed Capacity within 3 working days of the date of the PO, failing which Supplier shall be deemed not to have accepted such part of the PO.

2.4 Buyer may reschedule, request to place on hold (which shall not exceed 3 weeks from the original delivery date stated in the relevant PO), cancel or terminate the orders of any Products for convenience. In the event of cancellation of the orders for any Products under a PO, Buyer shall upon receipt of Buyer's written or electronic mail notice of cancellation, immediately stop all work in progress and cause all of its suppliers or subcontractors to cease all related work. Any claim for termination charges must be submitted to Buyer in writing within thirty (30) days after receipt of Buyer's cancellation notice along with a summary of all mitigation efforts.

2.5 Supplier acknowledges and agrees that Buyer shall be liable only for cancellation charges if Buyer gives notice of cancellation on a date after 30 days prior to shipment date of such cancellation products ("Cancellation Liability Date"). If Buyer cancels all or part of any order for the Products after the Cancellation Liability Date, which Buyer has confirmed and commenced performance under, Buyer shall be obligated to pay Supplier for the work-in-process for the on-order Products completed up to the date Supplier receives Buyer's notice of cancellation; provided, that Supplier shall take all reasonable steps to mitigate the cost impact to Buyer for any cancelled Products. Buyer's liability for such cancelled or excess orders shall be limited to the charges specified in the Cancellation Charges Table in Schedule B. Supplier agrees to continuously keep Buyer informed, on a real-time basis through its Internet website, of the precise stage of the work-in-process relating to the Product ordered by Buyer. Buyer shall not be howsoever liable for any Products or cancellation charges in respect of which notice of cancellation is sent on a date earlier than the Cancellation Liability Date.

2.6 Supplier shall provide delivery flexibility in addition to the Guaranteed Capacity in accordance with the Delivery Flexibility Table attached hereto as Schedule B and the terms of this Agreement.


3    DELIVERY, QUALITY AND CONTINUING SUPPORT

3.1 Supplier shall deliver the correct quantity of Products in accordance with the delivery dates and quantities stipulated in the PO. In the PO, Buyer shall specify the date of shipment of the Products to be a date no earlier than 21 days after the date of the PO; provided, that the Supplier may, from time to time upon the request of Buyer, agree with Buyer to permit Buyer to set the date of shipment in the PO to be a date which is 3 or less days earlier than 21 days after the date of the PO; provided, further, that the delivery date for the Products ordered pursuant to and in accordance with the Delivery Flexibility Table shall be within the relevant lead times specified in the Delivery Flexibility Table. Supplier shall ship and deliver the Products by the exact ship date specified on the PO or an earlier date, if so specifically requested by

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     Buyer; provided, that Supplier shall have no liability whatsoever for its failure to deliver the Products by a date requested by Buyer if such date is earlier than the delivery date stipulated in the PO. If Supplier fails to comply with a delivery commitment, Supplier will promptly notify Buyer of a revised delivery date and Buyer may:

     3.1.1 cancel without charge Products or Services not yet delivered;

     3.1.2 require Supplier to deliver Products using priority freight delivery at Supplier's expense for the incremental freight charges; and/or

     3.1.3 exercise all other remedies provided at law, in equity and this Agreement.

3.2 The Supplier shall achieve 100% of the incoming acceptance test criteria of Buyer, as previously notified to Supplier by Buyer in writing from time to time or upon request by Supplier, for all Products delivered to Buyer and shall meet Quality Levels previously notified to Supplier by Buyer from time to time or upon request by Supplier. Any changes to such Quality Levels and or other inspection procedures to be made by the Buyer shall be consulted in advance with the Supplier, and such change shall become effective only if Supplier confirms and expressly accepts such change in advance.

3.3 No change shall be allowed for packing, crating, freight, express charges, cartage, or containers unless previously agreed to in writing or specified in this order. Supplier shall ensure that all shipment include purchase order number, packing slip stating the exact quantity and description of the goods. All deliveries of the Products by Supplier to Buyer pursuant to the P.O. shall be made F.O.B. Supplier shall be held responsible for ensuring that the goods are packed so as to ensure that they reach their destination intact and undamaged. Damage to any article including that of surface scratches, resulting from improper packaging will be charged to Supplier; provided, that Buyer shall procure insurance for the transportation of the Products and such insurance shall be of a kind and on terms current at the port of shipment.

3.4 All goods supplied shall be of quantity desired by the Buyer and/or to such specifications, plans, drawings, patterns or sample as shall form part of the contract.

3.5 Any request by Buyer for work suspensions or changes in quantities, drawings, designs, specifications place, time or mode of delivery, methods of shipment and packaging, and services to be furnished by Supplier shall be made in writing and shall become effective only if confirmed and agreed to in advance by Supplier. Subject to Clauses 2.4 and 2.5, if any such change causes an increase or decrease in the price of this order or in the time required for its performance, Supplier shall promptly notify Buyer thereof and assert its claim for adjustment within ten (10) days after the change is requested by Buyer and is accepted by Supplier. Upon acceptance of the change requested by Buyer, Supplier shall proceed immediately with the order as changed.

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3.6  Whether made pursuant to this clause or by mutual agreement, Supplier agrees to implement all changes referred to in Clause 3.5, if accepted by Supplier, within fifteen (15) working days lead time unless otherwise specified.

3.7 Supplier shall render continuing support to Buyer and participate in the Co-Development Work Plan attached hereto as Schedule C, which may be revised by Buyer from time to time with the agreement of Supplier ("Co-Development Work Plan"). Supplier shall work towards and meet the targets specified in the Co-Development Work Plan in relation to panel utilization efficiency, yield, cost competitiveness improvement, core process technology development and the specified timelines to achieve such targets. The parties shall dedicate resources as specified in such Work Plan to achieve the specified targets.

3.8 The term of this Agreement shall be for a period of 5 years commencing from the Effective Date.


4    PRICING

4.1 Supplier will provide Product and Services to Buyer for the Prices. Subject to Section 2.4 and 2.5, the Prices for Products and Services specified in a PO and accepted by Buyer shall be the only amount due to Supplier from Buyer.

4.2 The price charged Buyer for any Product by Supplier, and the price at which Buyer make an order for the Products under a PO, shall be the price which is agreed between the parties prior to any PO and shall be Supplier's lowest price charged any customer for that equivalent Product. In respect of each Product supplied to Buyer, Supplier agrees to maintain pricing levels for such Product that are competitive with market prices for an equivalent product. Supplier shall, from time to time or upon request by Buyer, disclose to Buyer or a person designated by Buyer the price for the Products charged to its other customers besides Buyer. If Supplier sells any Product to any customer at a net price less than as set forth herein, Supplier shall adjust its price to the lower price for any uninvoiced Product and for all future invoices for such Product.

4.3 Supplier shall separately state on all invoices any taxes imposed. No tax shall be included from which an exemption is available. In the event any tax include was not required, Supplier will notify Buyer and promptly take all necessary and proper steps to procure a refund and, when received, will pay it to Buyer.

4.4 Payment shall be made by Buyer to Supplier 45 days after the invoice date. Supplier represents that prices quoted include all charges.

4.5 Buyer shall be entitled at all times to set-off any amount owing at any time from Supplier and any of its subsidiaries to Buyer; provided, that any set-off by Buyer shall be first notified to Supplier in writing before Buyer implements the set-off.

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5.   PAYMENTS AND ACCEPTANCE

     Payment of invoices will not be deemed acceptance of Products or Services, but rather such Products or Services will be subject to inspection, test, acceptance or rejection by Buyer until successful integration into Buyer's products, or for a period as specified in the relevant PO, whichever occurs first. Buyer may, at its option, either reject Products or Services that do not comply with the specifications and requirements for a refund plus any inspection, test and transportation charges paid by Buyer, or require prompt correction or replacement or of such Products upon Buyer's written instruction. Buyer may reject entire lot of Products, which do not meet stipulated quality levels. Upon discovery of any shortage, defect, damage or other non-compliance with specification and requirements, Buyer shall immediately notify Supplier in writing the details of the non-compliance prior to either rejecting Products or Services, or requiring correction or replacements of Products. Supplier shall not be required to agree to any rejection of Products or Services, or be responsible for correcting or replacing any Product, for which Buyer fails to give prior written notice of the non-compliance in accordance with this Clause 5.


6    WARRANTIES

6.1 In addition to all warranties provided or implied by law and without limitation, Supplier makes the following ongoing representations and warranties:

     6.1.1 It has the right to enter into this Agreement and its performance of this Agreement will comply, at its own expense, with the terms of any contract, obligation, law, regulation or ordinance to which it is or becomes subject (including but not limited to all applicable privacy laws);

     6.1.2 No claim, lien, or action exists or is threatened against Supplier that would interfere with Buyer's use or sale of the Products;

     6.1.3 Products and Services do not infringe any intellectual property right of a third party;

     6.1.4 All authors have agreed not to assert their moral rights (personal rights associated with authorship of a work under applicable law) in the Products, to the extent permitted by law;

     6.1.5 Products are free from defects in design (except for written designs provided by buyer unless such designs are based entirely on Supplier's specifications), material and workmanship and will conform to the warranties, specifications and requirements, including but not limited to quality requirements, in this Agreement for a period of 1 year from the date of shipment;

     6.1.6 Products are safe for use consistent with and will comply with warranties, specifications and requirements in this Agreements;

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     6.1.7 None of the Products contain nor are any of the Products manufactured using ozone depleting substances know as halons, chlorofluorocarbons, hydrochlorofluorocarbons, methyl chloroform and carbon tetrachlorideas defined by the Montreal Protocol;

     6.1.8 Products are new and do not contain used or reconditioned parts; and

     6.1.9 It is knowledgeable with, and is and will remain in full compliance and all applicable export and import laws, regulations, orders, and policies (including, but not limited to, securing all necessary clearance requirements, export and import licenses and exemptions from, and making all proper filings with appropriate governmental bodies and/or disclosures relating to the release or transfer to technology and software to non U.S. nationals).

6.2 Subject to Section 5 and Section 8, if Products or Services do not comply with the warranties in this Agreement, Supplier will repair or replace Products (at the latest revision level) or re-perform Services, or credit or refund the Price of Products or Services such remedy at Buyer's discretion. For such Products, Supplier will issue to Buyer a Return Material Authorization ("RMA") within five (5) days of Buyer's notice. Subject to Section 5, if Supplier fails to repair or replace Products or re-perform Services in a timely manner, Buyer may do so and Supplier will reimburse Buyer for actual and reasonable expenses. Subject to Section 5, Buyer may return Products which do not conform to the warranties in this Agreement from any Buyer location to the nearest authorized Supplier location at cost of Supplier and Supplier will, at cost of Supplier, return any repaired or replaced Product in a timely manner.

6.3 Subject to Section 5, Supplier will repair or replace, or credit or refund Products that are Defective ("Defective Products") as notified by Buyer in writing, or where a safety defect is found. Supplier will commence such performance within five (5) calendar days of Buyer's notice to Supplier of Defective Products pursuant to and in accordance with Section 5. Supplier will reimburse Buyer for all actual and reasonable expenses incurred by Buyer for such repair and replacement of Defective Products, including expenses associated with problem diagnosis, field and finished goods inventory repair, and replacement.


7    INTELLECTUAL PROPERTY

7.1 Buyer and Supplier shall jointly own all designs inventions, materials and information (the "Developed Information") jointly developed in the course of or as a result of discussions on the Co-Development Work Plan. Supplier shall with Buyer's full assistance and cooperation on the basis of equal sharing of legal fees, take all necessary steps to patent, register and protect their rights in the Developed Information. Any patent applied in respect of Developed Information shall name Buyer and Supplier as joint inventors and owners of the Developed Information. Buyer and Supplier shall be entitled to use, license or howsoever exploit the Developed Information as each party deems fit.

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7.2  Subject to Clause 7.1, all rights to patents, trademarks, copyrights, and trade secrets on the Products owned by Supplier (hereinafter, "Supplier Intellectual Property") as well as any modifications, updates or enhancements to said Supplier Intellectual Property during the term of this Agreement remain the exclusive property of Supplier, and Supplier does not grant Buyer any right or license to such Supplier Intellectual Property; provided, that notwithstanding the foregoing, Supplier grants Buyer all Intellectual Property rights licensable by Supplier which are necessary for Buyer to use and sell the Products. This Agreement does not grant either party the right to use the other party's or their Affiliates' trademarks, trade names or service marks.


8    INDEMNIFICATION

8.1 A party hereto (the "Indemnifying Party") agrees, at its expense, to defend, indemnify and hold the other party, its Affiliates, officers, directors, employees and agents (collectively, the "Indemnified Parties"), harmless from any and all claims, demands, damages, costs, expenses, suits, actions, liabilities and losses (including, without limitation, reasonable attorneys' fees and expenses) arising by virtue of, in connection with, or related to, the Indemnified Party's performance hereunder or execution hereof, except as such claims losses or damages may result from the Indemnified Party's gross negligence, bad faith or willful misconduct. Notwithstanding anything to the contrary herein, the indemnification obligations under this paragraph shall survive the termination of this Agreement.

8.2 Supplier will defend, or at Buyer's option cooperate in the defense of, hold harmless and indemnify, including legal fees, Buyer from third party claims that Supplier's Products or Services infringe the intellectual property rights of a third party. If such a claim is or is likely to be made, Supplier will, at its own expense, exercise the first of the following remedies that is practicable:

     8.2.1 obtain for Buyer the right to continue to use and sell the Products and Services consistent with this Agreement;

     8.2.2 modify the Products and Services so they are non-infringing and in compliance with this Agreement;

     8.2.3 replace the products and Services, or other affected deliverables or Services, with non-infringing ones that comply with this agreement; or

     8.2.4 at Buyer's request, accept the cancellation of infringing Services and the return of the infringing Products and refund any amount paid. Buyer will give Supplier a prompt notice of third party claims against Buyer, and cooperate in the investigation, settlement and defense of such claims.

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8.3  Supplier will have no obligation to indemnify Buyer for claims that
     Supplier's Products or Services infringe the Intellectual property rights of a third party to the extend such claims arise as a result of :

     8.3.1 Buyer's combination of Products or Services with other products or services not reasonably foreseeable by Supplier and such infringement or claim would have been avoided in the absence of such combination;

     8.3.2 Supplier's implementation of a Buyer originated design or a design originated from Developed Information and such infringement or claim would have been avoided in the absence of such implementation; or

     8.3.3 Buyer's modification of the Products except for intended modifications required for use of the Products and such infringement or claim would have been avoided in the absence of such modification.


9    SUPPLIER AND SUPPLIER PERSONNEL

     Each party hereto is an independent contractor and this Agreement does not create an agency relationship between Buyer and Supplier. A party assumes no liability or responsibility for the other party's Affiliates, officers, directors, employees or agents (together, "Party Personnel"). A party will ensure that it and Party Personnel are in compliance with all laws, regulations, ordinances, and licensing requirements.


10   TERM AND TERMINATION

10.1 Either party may terminate this Agreement, without any cancellation charge, for a material breach of this Agreement by the other party or if the other party becomes insolvent or files or has filed against it a petition in bankruptcy ("Cause"), to the extent permitted by law. Such termination will be effective at the end of a thirty (30) day written notice period if the Cause remains uncured.

10.2 Upon termination, in accordance with Buyer's written direction, Supplier will immediately:

     10.2.1 cease work;

     10.2.2 prepare and submit to Buyer an itemization of all completed and partially completed Products and Services;

     10.2.3 deliver to Buyer Products satisfactorily completed up to the date of termination at the agreed upon Prices set forth in the Cancellation Charges Table in Schedule B; and

     10.2.4 deliver upon request any work in process.

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11   GENERAL

11.1 This Agreement may only be amended by a writing specifically referencing this Agreement which has been signed by authorized representatives of the parties.

11.2 Each party shall not assign its rights or delegate or subcontract its duties under this Agreement to any third party or Affiliate without the prior written consent of the other party, such consent not to be withheld unreasonably. Any unauthorized assignment of this Agreement is void.

11.3 This Agreement and the performance of the transactions under this Agreement will be governed by the laws of Singapore and the parties submit to the exclusive jurisdiction of the laws of Singapore.

11.4 All communications between the parties regarding this Agreement will be conducted through the parties designated representatives. Supplier will use reasonable efforts to participate in replenishment logistics programs presented by Buyer.

11.5 This Agreement may be signed in one or more counterparts, each of which will be deemed to be an original and all of which when taken together will constitute the same agreement. Any copy of this Agreement made by reliable means (for example, photocopy or facsimile) is considered an original.

11.6 This provision is without prejudice to any non-disclosure or confidentiality agreement signed between the parties. Each party will not publicize the terms of this Agreement, or the relationship, in any advertising, marketing or promotional materials without prior written consent of the other party except as may required by law. Each party will use information regarding this Agreement only in the performance of this Agreement. For any business personal information relating to Party Personnel that a party provides to the other party, each party has obtained the agreement of the Party Personnel to release the information to the other party and to allow the other party to use such information in connection with this Agreement.

11.7 Neither party will be in default or liable for any delay or failure to comply with this Agreement due to any act beyond the control of the affected party, excluding labor disputes, provide such party immediately notifies the other.

11.8 This Agreement replaces any prior oral or written agreements or other communications between the parties with respect to the subject matter of this Agreement, excluding any confidential disclosure agreements. In the event of any conflict in these documents, the order of precedence will be:

     11.8.1 this Agreement including the attachments and schedules hereto: followed by

     11.8.2 the relevant PO.

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      The terms of this Agreement constitute the entire agreement of the parties. No modifications shall be valid unless accepted in writing by Buyer.

11.9 Each party will maintain (and provide to the other party upon request) relevant business and accounting records to support invoices under this Agreement and proof of required permits and professional licenses, for a period of time as required by local law, but not for less than three (3) years following completion or termination of the relevant PO. All accounting records will be maintained in accordance with generally accepted accounting principles applicable to the respective party.

11.10 If any term in this Agreement is found by competent judicial authority to be unenforceable in any respect, the validity of the remainder of this Agreement will be unaffected, provided that such unenforceability does not materially affect the parties' rights under this Agreement.

11.11 The provisions set forth in the following Sections and Subsections of this Agreement will survive after termination or expiration of this Agreement and will remain in effect until fulfilled: Clauses 6.1, 6.2, 6.3, 7, 8.1, 8.2, 8.3, 11.3, 11.6, 11.8 and 11.9.

11.12 An effective waiver under this Agreement must be in writing signed by the party waiving its rights. A waiver by either party of any instance of the other party's noncompliance with any obligation or responsibility under this Agreement will not be deemed a waiver of subsequent instances.

11.13 This contract shall be enforceable by and shall be for the benefit of only the parties herein and no other parties.


IN WITNESS WHEREOF, this Agreement has been executed by the authorized representatives of the parties hereto as of the date first above written.



Buyer                                       Supplier

ST Assembly Test Services Ltd.              Simmtech Co. Ltd.



By: /s/ Suh Tae Suk                         By: /s/ Se-Ho Chun
    ----------------------                      ----------------------
    Name:  Suh Tae Suk                          Name:  Se-Ho Chun
    Title: Chief Operating                      Title: Representative Director
           Officer


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SCHEDULE A



GUARANTEED CAPACITY

1.   The Guaranteed Capacity for each Quarter of 2004 shall be as follows:-

PRODUCT TYPE                      FOR 1Q04               FOR 2Q04           FOR 3Q04              FOR 4Q04
PBGA (35 BD)                       425,000                425,000            500,000              500,000
per week
stPBGA (10                        2,000,000              2,250,000          2,750,000            3,000,000
BD) per week
Total                               PBGA:                   PBGA:             PBGA:                 PBGA:
Guaranteed                  1,000,000 (Jan., Feb.)       1,700,000          2,000,000            2,000,000
Capacity Per                  1,700,000 (March)
Month                              stPBGA:                stPBGA:            stPBGA:              stPBGA:
                                  8,000,000              9,000,000         11,000,000            12,000,000


2. The Guaranteed Capacity for 2005 shall be 21 million units per month and the breakdown of the weekly Capacity requirements shall be notified by STATS to Simmtech in writing.

3. The Guaranteed Capacity for 2006 shall be 30 million units per month and the breakdown of the weekly Capacity requirements shall be notified by STATS to Simmtech in writing.

4. The Guaranteed Capacity for 2007 shall be 36 million units per month and the breakdown of the weekly Capacity requirements shall be notified by STATS to Simmtech in writing.

5. The Guaranteed Capacity for 2008 shall be 43.2 million units per month and the breakdown of the weekly Capacity requirements shall be notified by STATS to Simmtech in writing.

6. The breakdown as to PBGA and stPBGA units as a % of the abovestated Guaranteed Capacity for the years 2005 to 2008 will be 80% 2tPBGA and 20% PBGA.

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SCHEDULE B

DELIVERY FLEXIBILITY TABLE

1. In the event Buyer requires "delivery flexibility" under the Guaranteed Capacity, Supplier shall supply such "delivery flexibility," provided that Supplier's services shall extend only to the Maximum Capacity per calendar week as stipulated in Table 1 below subject to Buyer: -

     1.1 stipulating a date for shipment of the Products that is on or after the end of the Lead Time stipulated in Table 1 in accordance with the type of Product ordered calculated from the date of the PO; and

     1.2 limiting the requested number of parts designs per week to the Maximum No. of Designs for PBGA and or stPBGA parts stipulated in Table 1 below.


Table 1


----------------------------------------------------------------------------------------------------------------
    PRODUCT TYPE       PRODUCT TYPE BY     LEAD TIME IN      LEAD TIME IN      LEAD TIME IN      LEAD TIME IN
                            LAYER        CALENDAR DAYS -   CALENDAR DAYS -   CALENDAR DAYS -    CALENDAR DAYS -
                                               1Q04              2Q04              3Q04              4Q04
----------------------------------------------------------------------------------------------------------------
PBGA parts                    2                 10                10                8                  8
                      ------------------------------------------------------------------------------------------
                              4                 12                12               10                 10
                      ------------------------------------------------------------------------------------------
stPBGA parts                  2                  9                 9                7                  7
                      ------------------------------------------------------------------------------------------
                              4                 11                11                9                  9
                      ------------------------------------------------------------------------------------------
Maximum No. of Designs for PBGA and or           2                 2                3                  4
stPBGA parts
----------------------------------------------------------------------------------------------------------------
Maximum Capacity (%    PBGA parts               25%               25%              25%                25%
of total ordered     -------------------------------------------------------------------------------------------
quantity/week)         stPBGA parts             25%               25%              25%                25%
----------------------------------------------------------------------------------------------------------------


CANCELLATION CHARGES TABLE

------------------------------------------------------------------------------------------------------
      I/L         MLB       Drill     Cu        O/L       S/M       AU        R/T       B/B       FVI
------------------------------------------------------------------------------------------------------
      30%         40%       65%       67%       75%       85%       92%       95%       97%       100%
------------------------------------------------------------------------------------------------------

* % means a rate of chargeable amount to PO prices

Execution Copy


SCHEDULE C



                            CO-DEVELOPMENT WORK PLAN

Execution Copy


                   STATS & SIMMTECH CO-DEVELOPMENT WORK PLAN

-------------------------------------------------------------------------------------------------------------------------------
MFG COST COMPETITIVENESS                  Target                 1Q'04          2Q'04          3Q'04          4Q'04
                                  -------------------------------------------------------------------------------------- Target
     IMPROVEMENT                  Util/Yield   Cost Saving   Jan  Feb  Mar  Apr  May  Jun  Jul  Aug  Sep  Oct  Nov  Dec   Date
-------------------------------------------------------------------------------------------------------------------------------
* Panel Utilization Efficiency        85%         6%         XXXXXXXXXXXXXXXXXXXXXXXXXXXXXX                                Jun
                                                                                           ++++++++++                      Aug
-------------------------------------------------------------------------------------------------------------------------------
* Yield                               93%         6%         XXXXXXXXXXXXXXXXXXXXXXXXXXXXXX                                Jun

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
CORE PROCESS TECHNOLOGY                   Target                 1Q'04          2Q'04          3Q'04          4Q'04
                                                             ----------------------------------------------------------- Target
     IMPROVEMENT                    Product Requirement      Jan  Feb  Mar  Apr  May  Jun  Jul  Aug  Sep  Oct  Nov  Dec   Date
-------------------------------------------------------------------------------------------------------------------------------
Tail-less BGA Substrate                PBGA & stPBGA         XXXXXXXXXXXXXXXXXXXX                                          Apr
                                                                       +++++++++++++++                                     May
-------------------------------------------------------------------------------------------------------------------------------
Thin Core Laminate                   2L, 0.15mm Thick        XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX                 Sep
                                     4L, 0.26mm Thick                                           +++++++++++++++            Oct
-------------------------------------------------------------------------------------------------------------------------------
Build-up Substrate (WB)           Laser Drill/VIP/Blind Via  XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX                           Jul
                                                                                      +++++++++++++++                      Aug
-------------------------------------------------------------------------------------------------------------------------------
Low Pin Count Flip Chip              5x6mm 71 FC-LGA         XXXXXXXXXXXXXXXXXXXXXXXXXXXXXX                                Jun
                                                                                 +++++++++++++++                           Jul
-------------------------------------------------------------------------------------------------------------------------------
High Pin Count Flip Chip            35x35mm 1152 FCBGA       XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX  Dec
                                                                                                          +++++++++++++++  Dec
-------------------------------------------------------------------------------------------------------------------------------

           XXX  Target of completion/Qualification          @@@  In Progress
           +++  Target of Implementation/Readiness          ***  Completed

                      MFG COST COMPETITIVENESS IMPROVEMENT

* Panel Utilization Efficiency Target : 85 % in Avg. by Q2/'04

                                     4Q'03                       2Q'04
STRIP SIZE (MM)             # of strips per panel       # of strips per panel
190x43 (ST1)                          18                          20
190x42.5 (New ST1)                    18                          22
190x46.25 (ST2&3)                     18                          20
187.5x25 (19x19)                      32                          36
187.5x29 (23x23)                      28                          32
187.5x33 (27x27)                      26                          28
187.5x37 (31x31)                      22                          24
187.5x41 (35x35)                      20                          22
187.5x46 (37.5 & 40)                  18                          20


* Yield Target : 93 % in Avg. by Q2/'04


                                                       % OF STRIPS WITH
PACKAGE TYPE         # OF X-OUTS PER STRIP            X-OUTS PER SHIPMENT
   PBGA                         1                           Max. 20%
  stPBGA             Max. 10 % of total units                  N/A
                            Per strip

                       CORE PROCESS TECHNOLOGY DEVELOPMENT

o    RESOURCE DEPLOYMENT PLAN

     -    SIMMTECH

RESOURCE              NOV/03      DEC/03       JAN/04       FEB/04
Sr. Manager             1           1           2 (1)          2
Engineer                3           3           5 (2)          8 (3)
Total                   4           4           7             10

Note] (  ) : # of New Hire


     -    STATS

 RESOURCE             NOV/03        DEC/03      JAN/04      FEB/04
   Eng'r                1             2            3           3
 (shared)
   Eng'r                0             1            1           2 (1)
(dedicated)
   Total                1             3            4           5

Note] (  ) : STATS Resident Eng'r @ SIMMTECH (TBH)

o    3 W'S

-------------------------------------------------------------------------------------
                       What                                        Who           When
-------------------------------------------------------------------------------------
1. Project Management Plan
   - To assign Primary & Secondary contact person in charge        All           WW49
   - To set up Bi-weekly/Monthly update meeting
-------------------------------------------------------------------------------------
2. Panel Utilization Improvement
   - Detailed action plan ; Process/Equipment                    SIMMTECH        WW50
   - Timeline (Gannt Chart)
-------------------------------------------------------------------------------------
3. Yield Improvement
   - Detailed action plan ; Process/Equipment                    SIMMTECH        WW51
   - Timeline (Gannt Chart)
-------------------------------------------------------------------------------------
4. Core Process Technology Development
   - To send respective drawing per project                       STATS          WW49
   - Detailed action plan & timeline                             SIMMTECH        WW51
-------------------------------------------------------------------------------------